Exhibit 99.4
For immediate release
Diodes Incorporated Announces
Election of Michael K. C. Tsai to Board of Directors
•  Dr. Shing Mao Retires after serving on Board of Directors since 1990
Dallas, Texas — May 25, 2010 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today announced that Michael K. C. Tsai was elected to Diodes’ Board of Directors during the Company’s Annual Meeting of Stockholders on Monday, May 24, 2010. Effective as of the date of the meeting, Dr. Shing Mao retired from the Board, and Michael Tsai was elected as his successor. Tsai will be serving on the Compensation Committee and Governance and Stockholder Relations Committee.
Michael Tsai has over 30 years of experience in the information technology and semiconductor industries and possesses an impressive track record of Board service and executive management. In 1994, he co-founded Powerchip Semiconductor Corporation and grew it into one of Taiwan’s largest DRAM manufacturers, generating revenue of approximately US$1.7 billion in 2008. Tsai has served as a member of Powerchip’s Board of Directors since its inception and held the position of Vice Chairman of the Board of Directors since 2003, while he also held the management position of Powerchip’s Senior Vice President and then later President. Additionally, he currently serves as Chairman of the Board of Directors of several Taiwan-based companies, in which Powerchip has invested, including Maxchip Electronics Corporation, uPI Semiconductor Corporation, Ubiq Semiconductor Corporation and Silicon Optronics Inc. Tsai also serves as an independent Board member of Wistron Corporation and Koryo Electronics Company, both of which are public companies in Taiwan.
From 1991 to 1994, Tsai was the Chairman of the Board of Directors and Chief Executive Officer of Elitegroup Computer Systems, Inc. From 1990 to 1994, he served as a Board member and investor representative of Tailink Venture Corporation. He was also President and Chief Executive Officer of Espirit Systems, Inc. from 1989 to 1990 and held numerous executive positions in sales, marketing, planning and general management with the Acer Group from 1978 to 1988. Tsai began his career as an electronic design engineer with Tatung Corporation in 1977. He received his Bachelor of Science degree in Control Engineering and Computer Science in 1975 from National Chiao-Tung University in Taiwan.
“I am very pleased to welcome Michael Tsai to join our Board of Directors,” commented Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated. “Mr. Tsai has decades of experience serving on the boards of numerous technology and semiconductor companies, which will provide our Board with an insightful view of the semiconductor industry. His extensive strategic planning, sales and general managerial expertise in both Taiwan and the United States uniquely qualifies him to further strengthen the operation of our Board.”

Dr. Lu concluded, “In recognition of Dr. Mao’s past service and recent retirement from our Board, I would like to extend my personal appreciation for his strategic counsel and extensive contributions over the past 20 years. Dr. Mao’s support of Diodes during his tenure on the Board was exceptional and of long-lasting value to the Company. On behalf of the Board and the entire Diodes’ team, I wish him well in all his future endeavors.”
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references along with special function devices including USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters and logistics office are located in Dallas, Texas. A sales, marketing, and engineering office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Carl Wertz	Leanne K. Sievers
VP, Finance and Investor Relations	EVP, Investor Relations
P: 805-446-4800	P: 949-224-3874
E: carl_wertz@diodes.com	E: lsievers@sheltongroup.com